Exhibit 99.1

April  26, 2022

Franklin Financial Reports 2022  Q1 Earnings; Declares Dividend

(CHAMBERSBURG, PA) Franklin Financial Services Corporation (NASDAQ: FRAF), the bank holding company of F&M Trust (the Bank), reported consolidated earnings of $3.0 million ($.67 per diluted share) for the first quarter ended March 31, 2022, compared to $3.7 million ($.82 per diluted share) for the fourth quarter ended December 31, 2021, and $4.8 million ($1.09 per diluted share) for the first quarter of 2021.

A summary of operating results for the first quarter of 2022 are as follows:

•

Net interest income was $10.8 million, inclusive of $384 thousand of interest and fees from Paycheck Protection Program (PPP) loans, compared to $11.4 million (including $488 thousand of PPP fees and interest) in the fourth quarter of 2021 and $10.8 million for the first quarter of 2021 (including $883 thousand of PPP interest and fees). All deferred PPP fees have been fully recognized as of March 31, 2022. The net interest margin was 2.66% for the first quarter of 2022 compared to 2.79% for the fourth quarter of 2021 and 3.03% for the first quarter of 2021. The net interest margin continued to face downward pressure into 2022 as the yield on earning assets fell from 3.23% for the first quarter of 2021 to 2.83% for the first quarter of 2022. Over this same period the cost of all deposits only decreased from 0.14% in 2021 to 0.12% in 2022.

•

Average earning assets for 2022 were $1.7 billion compared to $1.5 billion for the first quarter of 2021, an increase of 12.2%. Over the comparative period, the average balance of interest-bearing cash balances increased $79.0 million (100.1%), the average balance of the investment portfolio increased $117.6 million (28.8%), and the average balance of the loan portfolio decreased $13.3 million (1.3%). Within the loan portfolio, the average balance of PPP loans declined from $54.6 million for the first quarter of 2021 to $5.6 million for the first quarter of 2022. Total deposits averaged $1.6 billion for the first quarter of 2022, an increase of $190.9 million (13.8%) over the average balance for the same period of 2021. All deposit categories reported a year-over-year increase in average balances except for time deposits, which decreased by $1.7 million or 2.3%.

•

The provision for loan loss was $0 for the first quarter of 2022 compared to a reversal of $800 thousand during the same period of 2021. The negative provision expense in the first quarter of 2021 resulted from the reversal of provision expense previously recorded in 2020 due to the uncertain economic effect of the pandemic as credit quality stabilized. The allowance for loan loss ratio was 1.50% of gross loans as of March

31, 2022, compared to 1.61% one year earlier.
•

Noninterest income for the first quarter of 2022 was $3.9 million. Compared to the fourth quarter of 2021, this represents a decrease of $704 thousand (15.4%) from $4.6 million. Significant variances to the fourth quarter of 2021 include: loan service charges (down $140 thousand) and gains on the sale of mortgages (down $301 thousand). In comparison to the first quarter for 2021, the current quarter results represent a decrease of $343 thousand (8.1%) from $4.2 million. Significant variances to the first quarter of 2021 include: Investment and Trust Services fees (up $192 thousand), deposit fees (up $155 thousand) and gains on the sale of mortgages (down $528 thousand).

•

Noninterest expense for the first quarter of 2022 was $11.3 million. Compared to the fourth quarter of 2021, this represents a decrease of $715 thousand (6.0%) from $12.0 million. The most significant variance to the fourth quarter of 2021 was a decrease in salary and benefit expense of $553 thousand, primarily in incentive compensation expense and health insurance expense. In comparison to the first quarter of 2021, the current quarter results represent an increase of $1.1 million (10.8%). Significant variances to the first quarter of 2021 include: salaries and benefits (up $708 thousand, primarily in salary expense and incentive compensation expense), marketing and advertising (up $152 thousand) and data processing (up $208 thousand).

•	The effective tax rate was 12.1% for the first quarter of 2022, 13.4% for the fourth quarter of 2021, and 15.4% for the first quarter of 2021.

Total assets at March 31, 2022 were $1.767 billion compared $1.774 billion at December 31, 2021.

Significant balance sheet changes since December 31, 2021, include:

•	Short-term interest-bearing deposits in other banks decreased $9.2 million and the investment portfolio carrier at fair value decreased $18.3 million due to decreases in the fair value of securities.
•

The net loan portfolio increased $2.2 million over the year-end 2021 balance. During the quarter, the balance of PPP loans decreased from $7.8 million at December 31, 2021 to $2.9 million at March 31, 2022.  Without the PPP payoffs, net loans would have increased approximately $7.0 million.  Commercial loans, net of PPP loans, were unchanged at $767.0 million while mortgage and home equity loans increased slightly.

•

Deposits increased $12 million (0.8%) over year-end 2021, with all deposit products showing an increase except time deposits, which decreased by $5.0 million or 6.7%.   Money management accounts and interest-bearing checking products showed the largest increases over the prior year-end.

•

Shareholders’ equity decreased $19.9 million from December 31, 2021. During the quarter, shareholders’ equity increased by $1.6 million from retained earnings, but this was more than offset by a $22 million decrease in accumulated other comprehensive income (AOCI) as the fair value of the investment portfolio declined as a result of an increase in market interest rates. At March 31, 2022, the book value of the Corporation’s common stock was $30.77 per share, down from $35.36 per share at year-end 2021, reflecting the effect of the decrease in AOCI on book value. The tangible book value fell from $33.34 per share at year-end 2021 to $28.75 at quarter end. In December 2021, an open market repurchase plan was approved to repurchase 150,000 shares over a one-year period and no shares have been purchased under this program as of March 31, 2022.

“As anticipated, 2022 has started off with a great amount of market uncertainty, even as the most recent effects and conditions of Covid begin to fade across our region and the country as a whole. Your company was able to record solid earnings in the first quarter of 2022 that were not affected by one-time earnings contributions or adverse movements in the allowance for loan losses,” said Tim Henry, President and CEO. “The anticipated decrease in residential mortgage income, brought on by the increasing market interest rates, was partially offset by increases in investment and trust fee income and other new fee income generated by the bank. We also currently believe that rising interest rates will help improve our net interest income and margins through the remainder of the year and we expect to see increased loan growth due to the addition of experienced lenders in several markets. Meanwhile, we continue with our long-term growth plans to expand our market by opening a community office in Hagerstown, Maryland in the second quarter and complete the move to our new corporate headquarters in the third quarter.”

On April 14, 2022, the Board of Directors of Franklin Financial Services Corporation declared a $0.32 per share regular quarterly cash dividend for the second quarter of 2022 to be paid on May 25, 2022, to shareholders of record at the close of business on May 6, 2022. This compares to a $0.32 per share regular quarterly cash dividend for the fourth quarter of 2021 and $0.31 per share for the second quarter of 2021.

Additional information on the Corporation is available on our website at: www.franklinfin.com/Presentations.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1.8 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-one community banking locations in Franklin, Cumberland, Fulton and Huntingdon Counties. Franklin Financial stock is trading on the Nasdaq Stock Market under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms.  Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements.  These factors include (but are not limited to) the following: general economic conditions particularly with regard to the negative impact of severe, wide-ranging and continuing disruptions caused by the spread of the coronavirus COVID-19 pandemic and responses thereto, changes in interest rates, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in the rate of inflation, changes in technology, the intensification of competition within the Corporation’s market area, and other similar factors.

We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

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FRANKLIN FINANCIAL SERVICES CORPORATION
Financial Highlights (Unaudited)

Earnings Summary	For the Three Months Ended
(Dollars in thousands, except per share data)	3/31/2022	12/31/2021	3/31/2021

Interest income	$11,534	$12,133	$11,592
Interest expense	726	723	748
Net interest income	10,808	11,410	10,844
Provision for loan losses	-	(200)	(800)
Noninterest income	3,884	4,588	4,227
Noninterest expense	11,266	11,981	10,165
Income before income taxes	3,426	4,217	5,706
Income taxes	414	564	876
Net income	$3,012	$3,653	$4,830

Diluted earnings per share	$0.67	$0.82	$1.09
Regular cash dividends declared	$0.32	$0.32	$0.30

Balance Sheet Highlights (as of )	3/31/2022	12/31/2021	3/31/2021
Total assets	$1,767,061	$1,773,806	$1,597,559
Investment and equity securities	511,969	530,292	422,622
Loans, net	985,927	983,746	984,797
Deposits	1,596,386	1,584,359	1,421,042
Shareholders' equity	137,136	157,065	140,699

Assets Under Management (fair value)
Investment and Trust Services	920,597	946,964	860,794
Held at third party brokers	55,925	58,052	118,180

	As of and for the Three Months Ended
Performance Ratios	3/31/2022	12/31/2021	3/31/2021
Return on average assets*	0.69%	0.84%	1.23%
Return on average equity*	7.96%	9.56%	13.47%
Dividend payout ratio	47.18%	38.83%	27.29%
Net interest margin*	2.66%	2.79%	3.03%
Net loans (charged-off) recovered/average loans*	-0.01%	-0.04%	0.06%
Nonaccrual loans / gross loans	0.74%	0.74%	0.88%
Nonperforming assets / total assets	0.42%	0.42%	0.55%
Allowance for loan loss / loans	1.50%	1.51%	1.61%
Book value, per share	$30.77	$35.36	$31.92
Tangible book value (1)	$28.75	$33.34	$29.87
Market value, per share	$33.58	$33.10	$31.18
Market value/book value ratio	109.13%	93.61%	97.68%
Market value/tangible book value ratio	116.82%	99.29%	104.37%
Price/earnings multiple*	12.53	10.09	7.15
Current quarter dividend yield*	3.81%	3.87%	3.85%
* Annualized
(1) NonGAAP measurement. See GAAP versus NonGAAP disclosure

GAAP versus non-GAAP Presentations – The Corporation supplements its traditional GAAP measurements with certain non-GAAP measurements to evaluate its performance and to eliminate the effect of intangible assets.  By eliminating intangible assets (Goodwill), the Corporation believes it presents a measurement that is comparable to companies that have no intangible assets or to companies that have eliminated intangible assets in similar calculations. However, not all companies may use the same calculation method for each measurement. The non-GAAP measurements are not intended to be used as a substitute for the related GAAP measurements. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.  In the event of such a disclosure or release, the Securities and Exchange Commission’s Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The following table shows the calculation of the non-GAAP measurements.

NonGAAP
(Dollars in thousands, except per share)	Three Months Ended	Twelve Months Ended	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Tangible Book Value (per share) (non-GAAP)
Shareholders' equity	$137,136	$157,065	$140,699
Less intangible assets	(9,016)	(9,016)	(9,016)
Tangible book value (non-GAAP)	128,120	148,049	131,683

Shares outstanding (in thousands)	4,457	4,441	4,408

Tangible book value per share (non-GAAP)	28.75	33.34	29.87